Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   •   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

JOHN P. DURKIN

808/665-5480

808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2009 2nd QUARTER RESULTS

Kahului, Hawaii, August 3, 2009….. Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $54.2 million or $6.75 per share for the second quarter of 2009 compared to net income of $272,000 or $0.03 per share for the second quarter of 2008.  The loss for the second quarter of 2009 included a charge of $21.3 million for the decrease in value of the Company’s investment in Kapalua Bay Holdings, LLC; charges of $14.2 million for the write off of development plans that are no longer considered feasible due to changes in market conditions; and a charge of $1.9 million representing an adjustment to estimated fair value less cost to sell of certain real estate that the Company has classified as held for sale.

Consolidated revenues were $13.3 million for the second quarter of 2009, compared to $17.6 million for the second quarter of 2008, a decrease of 24%.  Lower revenues were reported from all of the Company’s business segments as reduced visitor counts to Maui and the State of Hawaii and lower demand for real estate continued to impact the Company’s operations; and scaled-down pineapple operations produced lower revenues.

For the first six months of 2009, the Company reported a net loss of $67.4 million or $8.4 per share, compared to a net loss of $142,000 for the first six months of 2008.  Consolidated revenues for the first six months of 2009 were $28.9 million, compared to $42.9 million for the first six months of 2008.  The Company’s $50 million cash sale of the Plantation Golf Course in March 2009 was accounted for as a financing transaction, and accordingly, no gain was recognized in the 2009 six month results.

“The downturn in visitor arrivals and slow real estate markets, combined with losses in our Agriculture segment, have negatively impacted the business results of the Company,” said John P. Durkin, Chief Financial Officer.  “On a year-over-year basis, despite the lower top line revenues in our Resort and Agriculture businesses, we were able to reduce the cash outflow from our operating activities.  Profitability at our Community Development segment was impacted by the downturn in real estate markets, which resulted in further impairment to our investments.”

The Community Development segment reported an operating loss of $41.0 million for the second quarter of 2009, compared to operating income of $11.0 million for the second quarter of 2008.  Revenues from this operating segment were $1.8 million for the second quarter of 2009, compared to $3.7 million for the second quarter of 2008.  Including the impairment charge mentioned above, the Community Development segment recorded a second quarter 2009 operating loss of $23.3 million related to its investment in Kapalua Bay Holdings, LLC; compared to income of $12.0 million in the second quarter of 2008.  For the first six months of 2009, the Community Development segment reported an operating loss of $44.2 million, compared to operating income of $19.1 million for the first six months of 2008.  Revenues from this segment were $3.8 million for the first six months of 2009 compared to $8.3 million for the first six months of 2008.  Revenues for 2008 included $4.4 million from the sale of non-core land parcels.  There were no comparable land sales in 2009.  As explained above, the second quarter 2009 charges related to Kapalua Bay Holdings, LLC and the $14.2 million write off of development plans were largely responsible for the Community Development operating loss for the first half of 2009.

The Resort segment reported an operating loss of $4.6 million for the second quarter of 2009, compared to an operating loss of $5.2 million for the second quarter of 2008.  Resort segment revenues decreased by 18% to $6.7 million for the second quarter of 2009 compared to $8.2 million for the second quarter of 2008, reflecting lower revenues from the primary Resort operations, golf, retail and villas. A reduction in visitor arrivals and occupancy at the Resort was primarily responsible for the lower revenues in the second quarter of 2009, and cost cutting measures helped to reduce the Resort segment operating loss as compared to the second quarter of 2008.  For the first six months of 2009, the Resort produced an operating loss of $8.8 million compared to an operating loss of $7.4 million for the first six months of 2008.  Resort revenues for the first six months of 2009 were 23% lower than the same period a year ago.

The Agriculture segment produced an operating loss of $5.0 million for the second quarter of 2009 compared to an operating loss of $4.6 million for the second quarter of 2008.  Revenues from the Agriculture segment decreased by 14% from $5.3 million in the second quarter of 2008 to $4.5 million in the second quarter of 2009 due to lower average prices, partially offset by higher case sales volume.  For the first six months of 2009, the Agriculture segment reported an operating loss of $8.5 million, compared to an operating loss of $9.7 million for the first six months of 2008.  Revenues for the first six months of 2009 were $9.4 million, compared to $13.7 million for the same period in 2008.

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MAUILAND & PINEAPPLE COMPANY, INC.
Report of Consolidated Operations
(Unaudited)
(in thousands except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Operating Revenues
Community Development	$1,810	$3,699	$3,787	$8,297
Resort	6,713	8,197	15,333	19,888
Agriculture	4,525	5,274	9,414	13,735
Other	226	391	337	1,010
Total Operating Revenues	$13,274	$17,561	$28,871	$42,930

Operating Profit (Loss)
Community Development	$(40,990)	$10,975	$(44,215)	$19,056
Resort	(4,611)	(5,161)	(8,768)	(7,437)
Agriculture	(4,998)	(4,594)	(8,543)	(9,724)
Other	(333)	(286)	(951)	(325)
Total Operating Profit (Loss)	(50,932)	934	(62,477)	1,570
Interest Expense	(3,067)	(550)	(4,543)	(1,942)
Interest Income	195	47	378	202
Income Tax (Expense) Benefit	(415)	(159)	(800)	28

Net Income (Loss)	$(54,219)	$272	$(67,442)	$(142)

Earnings (Loss) Per Common Share
Basic	$(6.75)	$0.03	$(8.40)	$(0.02)
Diluted	$(6.75)	$0.03	$(8.40)	$(0.02)

Average Common Shares Outstanding
Basic	8,034,162	7,957,850	8,027,346	7,960,435
Diluted	8,034,162	8,013,194	8,027,346	7,960,435

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.